Exhibit 10.12

H/2 Capital Partners LLC	JPMorgan Chase Bank, National Association
680 Washington Boulevard, Seventh Floor	383 Madison Avenue
Stamford, Connecticut 06901	New York, New York 10179

COMMITMENT LETTER

May 27, 2015

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attention: Robert Schriesheim

Seritage Growth Properties

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attention: Benjamin Schall

Re:	Project Madison

Ladies & Gentlemen:

This letter shall confirm the agreement of H/2 Capital Partners LLC (together with its successors and assigns, “H/2”) and JPMorgan Chase Bank, National Association (together with its successors and assigns, “JPM”, and together with H/2, collectively, “Lender”) to provide, or cause an affiliate to provide, subject to the satisfaction of the conditions set forth in this Commitment (as hereinafter defined), one or more mortgage and mezzanine loans in the maximum principal amount of $1,261,195,656 (collectively, the “Loan”) to one or more entities (collectively, “Borrower”) that are or on the date of the closing of the Loan will become direct or indirect subsidiaries of Seritage Growth Properties (“Seritage”) on the terms and conditions set forth in this letter and the Summary of Terms and Conditions attached hereto as Annex A (as modified and/or supplemented by the terms of the Agreed Loan Documents (as defined below), the “Term Sheet”; the Term Sheet and this letter, together with that certain Fee Letter by and among Seritage, SHLD (as defined below) and Lender of even date herewith (including all annexes, exhibits and/or schedules thereto, the “Fee Letter”), collectively, the “Commitment”).

As used herein, “Loan Parties” shall mean, collectively, the Guarantor (including Seritage), Borrower and any other obligor or pledgor under the definitive documentation with respect to the Loan, and “SHLD” shall mean Sears Holdings Corporation. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreed Loan Documents, and if not defined therein, the meaning set forth in the Term Sheet. Notwithstanding references to JPM and H/2 collectively as “Lender” herein, all liability of JPM and H/2 hereunder shall be several and not joint and all obligations to and indemnifications of “Lender” pursuant to this Commitment shall be deemed to include direct obligations to JPM and H/2 individually for the respective portions of such obligations and indemnifications, as to which JPM and H/2 shall be separately individually entitled.

This Commitment is being issued in connection with the indirect acquisition of the Properties and the other Collateral and the JV Collateral (as each is defined in the Loan Agreement) by Seritage pursuant to and in accordance with that certain Subscription, Distribution and Purchase and Sale Agreement by and between SHLD and Seritage (together with all exhibits, annexes and schedules thereto, as the same may be amended, restated, replaced or modified from time to time in accordance with the terms of this Commitment, the “SHLD PSA”). Upon the execution and delivery of this Commitment, each of SHLD and Seritage shall use commercially reasonable efforts (i) to launch, as soon as reasonably practicable, the “rights offering” described in Seritage’s Registration Statement on Form S-11 in effect on the date of this Commitment (the “Rights Offering”) and (ii) to execute, as soon as reasonably practicable and prior to the launch of the Rights Offering, the SHLD PSA.

A.	Commitment

If on the date hereof, SHLD and Seritage shall have countersigned this Commitment (including the Fee Letter) and delivered to Lender: (i) the Good Faith Deposit (as defined in the Fee Letter); and (ii) the Commitment Fee (as defined in the Fee Letter) then in consideration of the payment of the Good Faith Deposit and the Commitment Fee and other good and valuable consideration, and subject to satisfaction of the conditions set forth herein, including Section B below, Lender shall provide or cause its affiliated designee to provide the Loan on or before the Expiration Date (as defined below) on the terms and subject to the conditions described herein.

The obligations of each Lender executing this Commitment shall be several and not joint and no Lender shall be responsible for the obligations of any other Lender. Each Lender’s obligations hereunder shall be limited to its respective share of the Loan as set forth in the Fee Letter. Notwithstanding anything to the contrary herein, all indemnities by SHLD and Seritage and obligations to pay or reimburse the Lender for costs, fees, expenses, damages or advances set forth herein shall run to and benefit each Lender.

B.	Conditions Precedent

This Commitment and Lender’s obligation to consummate and fund the Loan are subject to and conditioned upon: (i) satisfaction (or waiver by Lender, in its sole discretion) of the terms and conditions in this Commitment; (ii) delivery to Lender of the items and completion of the Due Diligence Items (as defined in the Fee Letter) and approval thereof, or, as the case may be, reservation therefor in accordance with Section C hereof, by Lender in accordance with the terms and conditions set forth herein and therein; (iii) satisfaction (or waiver by Lender, in its sole discretion) of the conditions precedent set forth in Annex B hereto (the “Conditions Precedent”) and (iv) the execution and delivery by the Loan Parties of the definitive documentation relating to the Loan described in Section D hereof, including the Agreed Loan Documents (as defined below).

C.	Due Diligence

SHLD and Seritage acknowledge that Lender’s due diligence investigations described in the Due Diligence Items are intended to proceed simultaneously with Lender’s Counsel’s (defined below) preparation of documentation and scheduling for closing of the Loan, and that Lender’s Counsel’s activities in this regard shall not be construed as evidence of the waiver or satisfactory completion of such investigations. Notwithstanding anything to the contrary contained herein, to the extent that Lender identifies in any Due Diligence Items: (i) material physical or legal defects disclosed by current engineering, environmental, title, zoning reports or otherwise, or other due diligence shortfalls (inclusive of ground lease deficiencies), if any, with respect to the Properties whereby any Property would not otherwise meet the customary standards for mortgage and mezzanine financing of a large portfolio of properties similar in size and character to the Properties, or any material damage, material destruction or material alteration with respect to the improvements located on any Property whether or not covered by insurance and/or any condemnation proceedings that are pending or threatened against any part of any Property; (ii) any material uninsured liability or lack of required license/permit, that either have, or can reasonably be expected to have, a material adverse effect on the value or operations of a Property, the Loan or on any Loan Parties’ performance thereunder; or (iii) any material default or termination under any lease, REA, ground lease or other material agreement with respect to any Property (such matters described in clauses (i), (ii) and (iii) being referred to herein as “Material Defects”), then: (w) subject to satisfaction of the conditions set forth in this Commitment, the Loan shall nevertheless be funded; (x) the Exception Report (as referenced in the Loan Documents (as defined below)) shall include such Material Defects as express exceptions to applicable representations and warranties of the Loan Parties in the applicable Loan Documents; (y) Borrower shall covenant to use commercially reasonable efforts to correct such Material Defects within a reasonable period of time following closing; and (z) Lender may establish one or more reserves (“Defect Reserves”) in respect thereof from the proceeds of the Loan (over and above the reserves specified in the Agreed Loan Documents), in such amount as may be reasonably required to remedy or compensate for such Material Defects.

D.	Transaction Documentation

The definitive documentation for the Loan shall include the Agreed Loan Documents (as defined in the Fee Letter) and shall also include the other documents described in the Fee Letter (collectively, the “Loan Documents”). All such Loan Documents (i) shall be reasonably satisfactory to the parties thereto, (ii) in the case of the Agreed Loan Documents, shall be in substantially the respective forms agreed as of the date hereof, modified and supplemented by Lender and the Loan Parties as they may reasonably agree and (iii) subject to clause (ii), be substantially consistent with the terms and conditions set forth in the Conditions Precedent. The Approved Transaction Documents (as defined in the Fee Letter) have been approved by Lender. From and after the date of this Commitment, each of SHLD and Seritage agree that none of the Approved Transaction Documents shall be amended, restated, supplemented or otherwise modified nor shall any of their terms be waived, in each case except with the prior written consent of Lender in its reasonable discretion.

E.	Lender’s Counsel

The Loan Documents shall be prepared, and certain of the due diligence investigations outlined above shall be conducted, by Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, special counsel for Lender (“Lender’s Counsel”), and, to the extent deemed necessary and proper by Lender, other counsel retained by Lender including local counsel in the states where the Properties are located.

F.	Syndication; Securitization

SHLD and Seritage each acknowledges that Lender intends to syndicate and/or securitize the Loan, any portion thereof or interest therein in one or more offerings, assignments and/or participations in its sole discretion, subject to the further terms described in the Agreed Loan Documents. SHLD and Seritage each acknowledges and agrees that the commencement of syndication and/or securitization shall occur in the discretion of Lender. SHLD, Seritage and each of the other Loan Parties agree to reasonably cooperate with Lender, at Lender’s sole expense, in any syndication, securitization and/or tranching of the Loan (except that SHLD and each of the Loan Parties shall pay their own respective legal costs).

In Lender’s sole discretion, either before or after closing, the Loan may be bifurcated into mortgage loans and mezzanine debt secured by direct and/or indirect equity interests in Borrower. The loan documentation for any mezzanine debt shall conform to the Agreed Loan Documents, with customary conforming changes to reflect structural differences between mortgage and mezzanine debt, and shall be subject to the further terms described in the Agreed Loan Documents.

G.	Information.

Each of SHLD and Seritage represents and covenants that: (i) to the knowledge of SHLD and/or Seritage all information, documentation or other materials (“Information”) (other than the Projections (as defined below) and other forward-looking information and information of a general economic or industry specific nature) provided by or on behalf of SHLD, Seritage or any of their respective subsidiaries or affiliates, to Lender in connection with the Loan is and, in the case of Information made available after the date hereof, will be, when furnished, in each case, taken as a whole with all Information theretofore disclosed, complete and correct in all material respects and, to the knowledge of SHLD and/or Seritage, does not, and in the case of Information made available after the date hereof, will not, when furnished, in each case, taken as a whole with all Information theretofore disclosed, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and (ii) all financial projections concerning the Seritage, Borrower, the Properties or any other Collateral or the JV Collateral taking into account the consummation of the Loan, that have been or will be made available to Lender by or on behalf of (and that have been or will be prepared by or on behalf of) SHLD, Seritage or any of their respective subsidiaries or affiliates (the “Projections”) to the extent prepared by SHLD, Seritage or any of their respective subsidiaries or affiliates have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial Projections are prepared, it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, and actual results may vary materially from the Projections. Each of SHLD and Seritage agrees that if at any time prior to the closing of the Loan, to the knowledge of SHLD and/or Seritage, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, then each of SHLD and Seritage agrees to supplement, or cause to be supplemented, the Information and the Projections from time to time so that the conditions and representations and warranties contained in the preceding sentence are correct in all material respects. In syndicating and/or securitizing the Loan, Lender will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. Information provided to Lender will be included in offering documents in connection with a syndication or securitization of the Loan. Subject to the confidentiality provisions of Section M, in connection therewith, Lender and its representatives may share all such information and material with: (x) the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable secondary market transaction; and (y) various investors, some of whom may see some or all of such information by way of dissemination through one or more internet sites (the “Platform”) created for purposes of syndicating or securitizing the Loan or otherwise, in accordance with Lender’s standard syndication and/or securitization practices, and each of SHLD and Seritage acknowledges that neither Lender nor any of its affiliates will be responsible or liable to SHLD, Seritage or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform or otherwise obtained as provided herein. Lender will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of SHLD, Seritage, the Borrower, or any other party or to advise or opine on any related solvency issues.

H.	Assignment; Amendment

None of SHLD, Seritage or any other Loan Party may assign, transfer or encumber any of its respective rights or obligations pursuant to this Commitment, directly or indirectly. Any attempt to make such an assignment, transfer or encumbrance in violation of this Section H shall be null and void ab initio.

Except as set forth in the Fee Letter, Lender may assign its commitment and agreements hereunder to an affiliate of Lender or any other party without the prior written consent of SHLD, Seritage or any other Loan Party, but any assignment by Lender to any potential lender made prior to the closing of the Loan will only relieve Lender of its obligations set forth herein to fund that portion of the commitment so assigned if such assignment was approved by Seritage, unless such assignment is made to another Lender party to this Commitment, in which case such assignment shall relieve Lender of its obligations to fund that portion of the commitment so assigned. Any limitations on transferability of Lender’s commitment and agreements hereunder shall terminate upon closing of the Loan and shall not limit in any respect Lender’s right to syndicate or securitize the Loan as provided in Section F hereof.

This Commitment may not be amended or any term or provision hereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

I.	Costs

Costs and fees incurred by Lender in connection with this Commitment shall be payable as provided in the Fee Letter.

J.	Brokers

Each of SHLD and Seritage represents to Lender that it has not contracted with, nor does it know of, any broker who has participated in the application for the Loan or the transactions contemplated by this Commitment except Eastdil Secured (“Eastdil”), none of whose fees or expenses shall be payable by Lender. By signing below, each of SHLD and Seritage agrees to pay, and to indemnify and hold Lender harmless from any and all loss, cost or expense arising from the breach of the foregoing representation. Lender represents to each of SHLD and Seritage that it has not contracted with any broker who has participated in the application for the Loan or the transactions contemplated by this Commitment, and that it does not know of any such broker other than Eastdil.

K.	Termination

Lender may, at its option (in its sole discretion), exercised by written notice to SHLD and Seritage, terminate this Commitment in its entirety in the event of the occurrence of any of the following:

(i)	any direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of: (A) the interest of SHLD, Seritage or any Loan Party in the Properties, the other Collateral or the JV Collateral; or (B) any direct or indirect equitable or beneficial ownership interests of Borrower (other than, in each case, pursuant to the Approved Separation Transaction or the Loan);

(ii)	SHLD or Seritage breaches any material provision contained in this Commitment;

(iii)	any representation or warranty to Lender by SHLD or Seritage under this Commitment is determined to have been untrue or false when made or becomes untrue or false and which, individually or in the aggregate, could reasonably be expected to materially adversely affect the Loan;

(iv)	(A) any petition of bankruptcy, insolvency or reorganization is filed by or against SHLD, Guarantor or any other Loan Party or (B) on the proposed Closing Date, there shall be any pending or threatened litigation or regulatory action against SHLD, Guarantor and/or any other Loan Party that, in Lender’s reasonable judgment, if determined adversely to SHLD, Guarantor and/or such Loan Party, would materially impair the collateral for the Loan or the Borrower’s ability to repay the Loan;

(v)	the termination of the SHLD PSA or any material amendments or waivers to the SHLD PSA that affect one or more of the Properties, any other Collateral or the JV Collateral for the Loan and are adverse to Lender in any material respect;

(vi)	the failure of any condition precedent to the consummation of the Loan as set forth in this Commitment as of the Expiration Date, unless waived in writing by Lender in its sole discretion; or

(vii)	a Material Adverse Change (as hereinafter defined) occurs. “Material Adverse Change” means: (A) any change, occurrence, or development after the date of the Commitment that could reasonably be expected, in Lender’s reasonable judgment, to have a material adverse effect on the business condition (financial or otherwise), operation, or performance of Borrower, Guarantor or SHLD; or (B) any event, circumstance, or information that has not occurred or come to light prior to the date of the Commitment which is inconsistent in a material adverse manner with the information, taken as whole, disclosed to Lender by SHLD or Seritage prior to the date of this Commitment.

Delay in the exercise of Lender’s right to terminate this Commitment in part or in whole upon the occurrence of any of the events listed above shall not be construed as a waiver of such right. The failure of Lender to act in any such event shall not be construed as a waiver of its right to act with respect to any subsequent event of a similar nature. Upon termination as set forth above, all of the obligations of Lender pursuant to this Commitment shall cease and be of no further force and effect whatsoever.

L.	Exclusivity

From the execution of this Commitment until the earlier to occur of (a) 45 days after this Commitment is terminated in accordance with Section K hereof or expires by its terms and (b) the willful default by Lender of its obligation to close and fund the Loan following the satisfaction by each of you and/or the other Loan Parties in all respects of all conditions to closing as set forth in this Commitment prior to the Expiration Date (the “Exclusivity Period”), neither SHLD nor Seritage, nor any of their respective affiliates or representatives, including, without limitation, any broker on behalf of any of the foregoing (collectively, the “SHLD/Seritage Parties”), shall, directly or indirectly (i) solicit or encourage any inquiries, discussions or proposals regarding, (ii) continue, propose or enter into negotiations or discussions with respect to, or (iii) enter into any agreement or other understanding providing for, any Alternative Transaction (as defined below); nor shall any of the SHLD/Seritage Parties provide any information to any other person or entity for the purpose of making, evaluating or determining whether to make or pursue, any inquiries or proposals with respect to, any Alternative Transaction. Each of SHLD and Seritage will promptly advise Lender of any such inquiry or proposal that any of the SHLD/Seritage Parties may receive or of which they become aware, including the identity of the party that made such inquiry or proposal. “Alternative Transaction” means any transaction, including (without limitation) any substitution for or addition to the Loan, which would reasonably be expected to impede, interfere with, prevent, materially delay or limit the economic benefit to Lender of providing the Loan; provided that if the Loan shall fail to close as a consequence of the failure of SHLD, Seritage and/or any other

Loan Party to satisfy the conditions precedent set forth in Section B above, provided that SHLD, Seritage and the other Loan Parties shall have made commercially reasonable efforts to satisfy such conditions precedent to closing, the consummation of the Approved Separation Transaction solely with the proceeds of the Rights Offering and the other equity sales contemplated thereby (an “Equity Only Transaction”) shall not be deemed to be an Alternative Transaction; provided, further, that the provisions of this Section L shall nevertheless continue to apply to any subsequent Alternative Transaction until expiration of the Exclusivity Period. Upon any breach of the foregoing provisions of this Section L, in addition to all other rights and remedies, whether at law or in equity, that are available to Lender in respect of such breach, each of SHLD and Seritage shall be liable (on a joint and several basis) for the fees, costs and expenses provided in the Fee Letter.

M.	Confidentiality

This Commitment, the name or identity of Lender and any written communications provided by, or oral discussions with, Lender or any of its subsidiaries or affiliates in connection with the Loan are exclusively for the information of SHLD and Seritage and may not be disclosed by SHLD or Seritage or any of their subsidiaries or affiliates to any third party or circulated or referred to publicly without our prior written consent except pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee (in which case SHLD and Seritage agree to inform Lender promptly thereof in advance, if not prohibited by law); provided that Lender hereby consents to disclosure by SHLD and/or Seritage of: (i) this Commitment and such communications and discussions to the respective affiliates of each of SHLD and Seritage and their and their respective affiliates’ respective officers, directors, agents and advisors and any potential equity investors or partners who are directly involved in the Approved Separation Transaction and the other transactions contemplated by this Commitment or the Loan and who have been informed by you of the confidential nature thereof; (ii) this Commitment as required by applicable law or compulsory legal process (in which case SHLD and Seritage agree to inform Lender promptly thereof to the extent not prohibited by law); (iii) the terms of this Commitment to the extent required in connection with filings with the Securities and Exchange Commission and other applicable statutory authorities and stock exchanges and otherwise as may be required or compelled by law, rule or regulation (provided that any disclosure regarding this Commitment in Seritage’s S-11 or similar filing (including any exhibits thereto) shall be shared with Lender in advance and Lender shall be entitled to comment on and approve such filing and exhibits, it being understood this letter shall be an exhibit to Seritage’s S-11); (iv) this Commitment in any action or proceeding to enforce the terms of this Commitment; and (v) this Commitment if and to the extent same become publicly available other than as a result of a breach by SHLD, Seritage or their respective affiliates, officers, directors, agents, advisors and any potential equity investors or partners in the Approved Separation Transaction. Notwithstanding the foregoing, Lender acknowledges that Lender has requested that SHLD/Seritage Parties and their attorneys and advisors make requests from third parties (including space tenant, reciprocal agreement counterparties and ground landlords and ground sublandlords) for estoppels, subordination, non-disturbance and attornment agreements, side letters and other documents and instruments in connection with this Commitment and the Loan.

Except as expressly set forth below, Lender shall hold all Information regarding SHLD, Seritage and the other Loan Parties disclosed by any of the SHLD/Seritage Parties in connection with this Commitment, whether prior to or following the date of this Commitment, confidential, except such Information that (i) is or becomes publicly available other than as a result of disclosure by Lender or (ii) is or becomes available to the Lender from a source other than the SHLD/Seritage Parties, provided that such source is not known by Lender to be subject to a confidentiality obligation to the Borrower or (iii) is independently developed by the Lender without reference to the Information received from any of the SHLD/Seritage Parties. Lender shall have the right to disclose any and all Information provided to Lender by any of the SHLD/Seritage Parties (a) to affiliates of Lender and to Lender’s agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such confidential information and instructed to keep such confidential information confidential), (b) to any actual or potential assignee, transferee or participant in connection with the contemplated syndication or securitization of all or any portion of the Loan, and their respective advisors and agents (including in any disclosure document prepared in connection with any syndication or securitization of all or any portion of the Loan), provided that any such actual or potential assignee, transferee or participant shall be informed of the confidential nature thereof and that, by accepting any such confidential information, it shall be deemed to be bound to keep such information confidential subject to the exceptions set forth in this paragraph (it being agreed that Lender will have satisfied the foregoing obligation if it uses the legend(s) provided in the Approved Loan Documents), (c) to any rating agency in connection with a securitization of all or any portion of the Loan, (d) to any person necessary or desirable in connection with the exercise of any remedies hereunder and (e) to any governmental agency or authority that may exercise authority over Lender or any assignee, transferee, participant or investor, in each case, if requested by such governmental agency or authority or otherwise required to comply with the applicable rules and regulations of such governmental agency or authority or if required pursuant to legal or judicial process.

Notwithstanding the foregoing, without Borrower’s consent in its sole discretion, no Person listed on Schedule J-2 to the loan agreement included in the Agreed Loan Documents, and no agent, attorney, advisor or representative of any such Person, shall be entitled to receive, and no Lender shall disclose to any such Person, any Proprietary Information; provided that the foregoing shall not apply with respect to information provided in connection with any securitization of all or any part of the Loan.

Each party hereto (and each of their respective affiliates, employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loan and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

With respect to each of (i) that certain Confidentiality Agreement dated February 11, 2015 executed by H/2 for the benefit of SHLD and Seritage and (ii) that certain Confidentiality

Agreement dated February 11, 2015 executed by JPM for the benefit of SHLD and Seritage (collectively, the “Confidentiality Agreements”), the parties agree that such Confidentiality Agreements are hereby terminated and superseded in their entirety by the confidentiality undertakings of Lender above.

N.	Indemnification and Certain Waivers

Each of SHLD and Seritage (for itself and for the other Loan Parties), on a joint and several basis (collectively, the “Indemnifying Parties”), agrees to indemnify and hold harmless Lender and its respective officers, directors, employees, affiliates, advisors, agents and controlling persons (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages and liabilities actually incurred by any Indemnified Party arising out of or in connection with this Commitment or the use of any proceeds of the Loan, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Parties is a party thereto, and to reimburse each of such Indemnified Parties on written demand for any reasonable out-of-pocket fees and expenses actually incurred (including, without limitation, the reasonable fees and expenses of outside counsel) in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of such Indemnified Party. IN NO EVENT SHALL ANY INDEMNIFIED PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION LOSS OF BUSINESS PROFITS OR OPPORTUNITY) IN CONNECTION WITH THIS COMMITMENT OR THE LOAN.

Lender and its affiliates (collectively, “Lender Parties”) may have economic interests that conflict with those of SHLD, Seritage and/or their respective direct or indirect equity holders and/or affiliates. You agree that Lender Parties will each act under this Commitment as an independent contractor and that nothing in this Commitment or otherwise will be deemed to create an advisory, joint or co-venture, fiduciary or agency relationship or fiduciary or other implied duty between or among any Lender Party, on the one hand, and SHLD, Seritage and/or their respective direct or indirect equity holders and/or affiliates, on the other. You acknowledge and agree that the transactions contemplated by this Commitment (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions among Lender Parties, SHLD, Seritage and the other Loan Parties, and in connection therewith and with the process leading thereto: (i) no Lender Party has assumed: (A) an advisory responsibility in favor of SHLD or Seritage or its respective equity holders or its affiliates with respect to the financing transactions contemplated hereby; or (B) a fiduciary responsibility in favor of SHLD or Seritage its respective equity holders or its affiliates with respect to the transactions contemplated hereby or, in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether a Lender Party has advised, is currently advising or will advise SHLD or Seritage or its respective equity holders or its affiliates on other matters) or any other obligation to SHLD or Seritage except the obligations expressly set forth in this Commitment; and (ii) each Lender Party is acting solely as a principal and not as the agent or fiduciary of SHLD or Seritage or its respective management, equity holders, affiliates, creditors or any other person. Each of SHLD and Seritage acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of SHLD and Seritage agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby or owes a fiduciary or similar duty to SHLD or Seritage its respective equity owners or its affiliates, in connection with such transactions or the process leading thereto. In addition, the Lender Parties may each employ the services of their respective affiliates in providing services and/or performing its obligations hereunder and may exchange with such affiliates information concerning SHLD, Seritage and their respective businesses and such affiliates will be entitled to the benefits afforded to Lender Parties, as applicable, hereunder. No Lender Party provides accounting, tax or legal advice.

O.	Notices.

All notices hereunder shall be given in writing by hand or by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by either party hereto, as the case may be, in a written notice to the other party hereto in the manner provided for in this Section O). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to Lender:

H/2 Capital Partners LLC

680 Washington Boulevard, Seventh Floor

Stamford, Connecticut 06901

Attention: Spencer Haber

and

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Joseph E. Geoghan

with a copy to:

H/2 Capital Partners LLC

680 Washington Boulevard, Seventh Floor

Stamford, Connecticut 06901

Attention: Daniel Ottensoser

and:

H/2 Capital Partners LLC

680 Washington Boulevard, Seventh Floor

Stamford, Connecticut 06901

Attention: William Stefko, Esq.

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Nancy Alto

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: Kimberly Brown Blacklow

and

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. McInerney, Esq.

If to SHLD:

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attention: Robert Schriesheim

With a copy to:

Josh Feltman

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

If to Seritage:

Seritage Growth Properties

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attention: Benjamin Schall

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: Joshua Feltman

and

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attention: Heather W. Adkerson

P.	Miscellaneous

Each of Lender, SHLD and Seritage (for itself and the other Loan Parties) hereby waives any right which it may have to a trial by jury in any action brought in respect of this Commitment or in any way connected with or related to the Loan. Each of Lender, SHLD and Seritage (for itself and the other Loan Parties) hereby agrees that any legal proceeding relating to this Commitment or the transactions contemplated hereby shall be maintained in a State or United States court of competent jurisdiction sitting in the City, State and County of New York, as Lender shall elect. Lender, SHLD and Seritage (for itself and the other Loan Parties) hereby consent and submit themselves to the jurisdiction of the State and United States courts of New York for the purposes of the adjudication of such legal proceedings. The interpretation and enforcement of the parties’ rights and obligations under, and any claim, controversy or dispute arising under or related to, this Commitment and the Loan Documents shall be governed by New York law. Time shall be of the essence with respect to all dates and time periods set forth in this Commitment. IN NO EVENT SHALL LENDER OR ANY OTHER INDEMNIFIED PARTY OR ANY SHLD/SERITAGE PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION LOSS OF BUSINESS PROFITS OR OPPORTUNITY) IN CONNECTION WITH THIS COMMITMENT OR THE LOAN.

This Commitment may be signed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered (which delivery may include an electronic or “pdf” signature) shall be an original, but all of which shall together constitute one and the same instrument.

This Commitment sets forth the entire agreement between Lender, SHLD and Seritage with respect to the subject matter hereof, and all other prior agreements, if any, shall be deemed to have merged herewith. The provisions of this Commitment cannot be waived, amended or modified orally, or by an act or failure to act on the part of Lender, SHLD and/or Seritage, but only by an agreement in writing signed by Lender, SHLD and Seritage. Without limiting the foregoing, and notwithstanding the receipt and/or deposit by Lender of any deposits or fees tendered by SHLD or Seritage, no changes to this Commitment, whether by handwritten notation, “rider”, cover letter or otherwise, shall be effective unless expressly agreed to in writing by Lender, SHLD and Seritage.

In the event that the Loan fails to close prior to the Expiration Date for any reason other than a willful default by Lender following the satisfaction by SHLD, Seritage and the other Loan Parties in all material respects of all material conditions to closing set forth in this Commitment, then Lender, as its sole and exclusive remedy at law or in equity, shall be entitled to reimbursement for all of Lender’s costs and expenses as provided in Section I hereof and to retain the Commitment Fee to the extent set forth in the Fee Letter.

Lender hereby notifies each of SHLD and Seritage that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) Lender may be required to obtain, verify and record information that identifies SHLD and Seritage and certain of their affiliates, which information includes the name and address of such party and other information that will allow Lender to identify such party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Lender.

The provisions set forth under Sections A, I, J, L, M, N and this Section P will remain in full force and effect notwithstanding the expiration or termination of this Commitment or Lender’s commitment and agreements hereunder.

For the purposes hereof: (i) the term “Business Day” shall mean any day other than a Saturday or Sunday or any other day on which banks are required or authorized to close in New York City; (ii) the singular case shall include the plural and the plural the singular; and (iii) the terms “include(s)” and “including” shall mean “include(s), without limitation,” and “including, without limitation,” respectively.

Unless otherwise expressly set forth herein, whenever pursuant to this Commitment (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender or (c) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender shall be in the sole and absolute discretion of Lender and shall be final and conclusive.

Q.	Expiration; Extension

Notwithstanding anything contained herein to the contrary, this Commitment shall terminate on, and be of no further force and effect (except for the provisions that by their terms survive termination of this Commitment), at 3:00 p.m. (Eastern) on July 17, 2015, unless terminated earlier pursuant to the terms hereof (such date, the “Expiration Date”). If any such date falls on a day that is not a Business Day, then such date shall be extended to the next day that is a Business Day.

The Expiration Date of this Commitment may only be extended by a written instrument executed by Lender, SHLD and Seritage specifically providing for such extension. Each of SHLD and Seritage acknowledges and agrees that no course of dealing among Lender, SHLD and Seritage and their respective counsel (including investigations or the negotiation or exchange of draft or final, unexecuted loan documents) prior to or after such Expiration Date shall constitute an extension of such Expiration Date or otherwise form the basis of any claim against Lender as to any purported extension of the Expiration Date.

R.	Acceptance

If the terms and conditions of this Commitment are acceptable to you, please sign this Commitment in the space provided below and return the same to Lender on May 27, 2015. Your failure to comply with the instructions set forth in the preceding sentence shall result in this Commitment becoming null and void and of no further force or effect. By signing and returning this Commitment, you hereby accept this Commitment on the terms and provisions set forth herein.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Lender a copy of this Commitment Letter and remitting to us the Good Faith Deposit and the Commitment Fee. We look forward to working with you on this transaction.

Very truly yours,

H/2 CAPITAL PARTNERS LLC

By:
Name:
Title:

[Signatures continue on following page]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signatures continue on following page]

AGREED TO AND ACCEPTED THIS 27TH DAY OF MAY, 2015

SEARS HOLDINGS CORPORATION

By:
Name:
Title:

[Signatures continue on following page]

SERITAGE GROWTH PROPERTIES

By:
Name:
Title:

Strictly private & confidential

Annex A

Project Madison

Secured Financing (the “Loan”)

Summary of Terms and Conditions

Collateral:	The fee (and, with respect to ground-leased properties, the leasehold) interest in 235 properties as more particularly set forth on Exhibit A-1 (each, a “Property” and, collectively, the “Properties”), together with the improvements and fixtures thereon and all of Borrower’s personal property (tangible and intangible) relating thereto and, subject to the provisions under “Security” below, a pledge of the equity in the JVs with GGP, Simon and Macerich (the “JV Interests”) with respect to the properties more particularly described on Exhibit A-2 (the “JV Properties”).

Use of Proceeds:

Acquisition of the Properties pursuant to the Approved Separation Transaction (defined below) and the subsequent operation, renovation and re-leasing of the Properties

“Approved Separation Transaction” means the acquisition of Mezzanine Borrower, Borrower and the other assets contemplated thereby by the Guarantor pursuant to the SHLD PSA for a purchase price not less than the Minimum Purchase Price, funded by a combination of (i) proceeds of the Loan and (ii) the proceeds from a subscription-rights offering to SHLD shareholders and a sale of equity in Guarantor to Simon and GGP that will raise, in the aggregate, not less than the Minimum Cash Equity (as defined below) on such terms as are set forth in the Form S-11 filed with the Securities and Exchange Commission.

SHLD will use proceeds of the Approved Separation Transaction solely for general corporate purposes and/or to repay debt and not for distribution to shareholders.

Borrower:	One or more newly-formed special purpose, bankruptcy-remote entities with two independent directors provided by a nationally-recognized provider of independent directors (collectively, “Borrower”). The organizational documents of Borrower shall contain customary bankruptcy-remote SPE provisions.

Lender:	H/2 Capital Partners LLC or its designee and JPMorgan Chase Bank, National Association or its designee, and their respective successors and assigns.

Loan Amount:	Up to $1,261,195,656, inclusive of additional funding as described under “Additional Funding” below.

Additional Funding:	$100,000,000 of additional funding will be available to support the recapture, lease-up and redevelopment of the Properties until June 30, 2017; provided that, if no event of default is continuing, Borrower may draw the remaining line and deposit the proceeds in the applicable reserve with Lender. Funding will be subject to the disbursement conditions described in the definitive loan documents.

Strictly private & confidential

Project Madison

Secured Financing

Security:

The Loan will be secured by, inter alia:

(i)       a first priority, perfected mortgage on Borrower’s fee and/or leasehold interest in each Property and a first priority, perfected security interest in the JV Interests;

(ii) a first priority, perfected assignment of leases, rents, operating accounts and profits (including a collateral assignment of the Master Lease and any guaranty of the Master Lease);

(iii)     a first priority, perfected assignment of all assignable contracts (which shall in all events include a collateral assignment of the rights under the SHLD PSA and the SHLD TSA), agreements and personal property associated with the ownership and operation of the Property, including reciprocal easement agreements, permits, contracts, operating agreements, licenses, insurance proceeds of any kind, intellectual property, tenant/FF&E, management agreements, plans and specifications, etc.;

(iv) upfront and ongoing reserves and a first priority, perfected pledge of all Borrower operating and other accounts; and

(v) a first priority, perfected pledge of 100% of the equity interests in Borrower.

All security will be subject to customary “Permitted Encumbrances” as defined in the definitive loan documentation.

Recourse:	The Loan will be non-recourse to Borrower or any affiliate thereof, except that Borrower and Guarantor will be liable, on a joint and several basis, for the actual losses, costs and damages incurred by Lender (and costs of enforcement and collection) arising from customary recourse carve-outs to be agreed between Borrower and Lender.

In addition, the Loan shall become fully recourse to Borrower and Guarantor in connection with prohibited transfers, prohibited liens (including prohibited mezzanine financing), voluntary or involuntary and substantive consolidation of Borrower.

Guarantor:	Collectively, Seritage Growth Properties, a Maryland real estate investment trust (“Seritage REIT”), and Seritage Growth Properties, L.P., a Delaware limited partnership (“Seritage OP”), jointly and severally.

Term:

4 years (the “Initial Term”).

Borrower shall have the option to extend the term of the Loan for up to 2 additional 1-year periods (each, an “Extension Term”, and together with the Initial Term, the “Term”). Each Extension Term shall be conditioned on the satisfaction of the conditions set forth in the loan documents including no default, payment of applicable extension fee and satisfaction of debt yield and third-party revenue tests.

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Annex B

Conditions Precedent

1.	Loan Agreement Conditions Precedent. Each of those conditions set forth in Article 8 of the Loan Agreement.

2.	Fee Payment. Payment of the Funding Fee and all Lender expenses incurred to the Closing Date as set forth in the “Expenses” section of the Term Sheet (the Good Faith Deposit shall be credited against such expenses and any unused portion of the Good Faith Deposit shall be refunded).

3.	Loan Documents. Completion of negotiation of the Loan Documents on terms reasonably satisfactory to Lender and Borrower.

4.	Due Diligence Completion. Completion and approval, or reserve imposition, as applicable, by Lender of the Due Diligence Items listed on Annex A.

5.	Appraisals. Delivery of 235 appraisals in conformance with FIRREA standards from appraiser engaged by Lender.

6.	Insurance. Insurance policies and certificates of insurance for each Property in conformance with Section 5.15 of the Loan Agreement.

7.	Reserves. Mutual agreement of Deferred Maintenance and Environmental Amount and of Unfunded Obligations Amount.

8.	Flood Certificates. FEMA flood hazard determination certificates for 235 Properties.

9.	UCC Policies. A mezzanine endorsement to the owner’s policy of title insurance if applicable) and Eagle 9 insurance (or the equivalent) in respect of any mezzanine loan, each in a form reasonably acceptable to Lender and from First American Title or another title insurance company reasonably agreed.

10.	Existing Liens. Evidence of release of all existing debt secured by the Properties, including UCC-3 terminations.

11.	True Sale. Delivery of a true sale opinion with respect to the separation transaction in form acceptable to Lender.

12.	True lease. Delivery of a true lease opinion with respect to the Master Lease in form acceptable to Lender.

13.	Solvency Opinion. Delivery of a solvency opinion in form acceptable to Lender.

14.	Fairness Opinion. Delivery of a copy of a fairness opinion delivered to the Board of Directors of SHLD in form acceptable to Lender.

15.	Budget. Delivery of a monthly operating and capital budget for each Property and for the Borrower as a whole (including allocable expenses of Guarantor/overhead), in each case for the twelve month period following the Closing Date and subject to review and reasonable approval by Lender.